Exhibit (a)(11)

[Citigate Sard Verbinnen logo]                     NEWS

                              Contact: Anna Cordasco/Stephanie Pillersdorf Citigate Sard Verbinnen
                                            212/687-8080

FOR IMMEDIATE RELEASE



           TRACINDA CORPORATION AND KIRK KERKORIAN ANNOUNCE FINAL
                   RESULTS OF TENDER OFFER FOR SHARES OF
                          METRO-GOLDWYN-MAYER INC.

-------------------------------------------------------------------------------

LOS ANGELES, CA - OCTOBER 9, 2003 -- Kirk Kerkorian and his wholly owned Tracinda Corporation announced today the final results of their Offer to Purchase up to 15,000,000 shares of Metro-Goldwyn-Mayer Inc. common stock (NYSE: MGM) at a cash price of $16.00 per share, which expired at 5:00 p.m., New York City time, on October 2, 2003.

Based on the final tabulation by Mellon Investor Services LLC, the depositary for the Offer, 63,247,229 shares of MGM common stock were validly tendered in the Offer and not withdrawn, resulting in a proration factor of approximately 23.7164540%. The purchasers have accepted for payment 15,000,000 shares of MGM common stock, of which Tracinda Corporation is purchasing 5,000,000 shares and Mr. Kerkorian is purchasing 10,000,000 shares. Mellon Investor Services LLC will promptly issue payment for the shares validly tendered and accepted for payment and will return all other shares tendered.

Any questions regarding the Offer should be directed to D.F. King & Co., Inc, the information agent for the Offer. Banks and brokers can call D.F. King & Co., Inc. collect at (212) 269-5550. All others can call toll free at (800) 714-3313.


                                   # # #